Exhibit 10.64

FORM OF EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into by and between E*TRADE Financial Corporation (the “Company”) and             (“Executive”) as of             , 2004 (the “Effective Date”).

1. Position and Duties: Executive shall be employed by the Company as its             , reporting [to the Company’s President][to the Company’s Chief Executive Officer][only to             ’s Board of Directors (the “Board”)]. As its [            ], Executive agrees to devote his/her full business time, energy and skill to his/her duties at the Company. These duties shall include all those duties customarily performed by the [            .] During the term of Executive’s employment, Executive shall be permitted to serve on boards of directors of for-profit or not-for-profit entities provided that the Board of Directors of the Company (the “Board’) has approved such service in writing, and only so long as such service does not adversely affect the performance of Executive’s duties to the Company under this Agreement. If the Board requests Executive to resign from such position at any time, Executive shall resign immediately.

[(Language for CEO only): In addition, Executive has been elected to the Board. As a member of the Company’s Board, Executive shall continue to be subject to the provisions of the Company’s bylaws and all applicable general corporation laws relative to his position on the Board. In addition to the Company’s bylaws, as a member of the Board, Executive shall also be subject to the statement of powers, both specific and general, set forth in the Company’s Articles of Incorporation.]

2. Term of Employment: This Agreement shall remain in effect for a period of three years from the Effective Date, and will automatically renew for additional one year periods unless either party provides ninety days’ prior notice of termination. In the event the Company elects to terminate the agreement, such termination shall be considered to be an Involuntary Termination, and Executive shall be provided benefits as provided in this Agreement. Upon the termination of Executive’s employment for any reason, neither Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except as set forth below.

3. Compensation: Executive shall be compensated by the Company for his services as follows:

(a) Base Salary: As [            ], Executive shall be paid a monthly Base Salary of $             per month ($             on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s salary shall be reviewed on at least an annual basis and may be adjusted as appropriate. In the event of such an adjustment, that amount shall become Executive’s Base Salary.

(b) Benefits: Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time.

(c) Performance Bonus: Executive shall have the opportunity to earn a performance bonus in accordance with the Company’s Performance Bonus Plan, as such plan may be modified over time. Pursuant to the Performance Bonus Plan, Executive will have a target bonus for meeting established performance objectives. The target bonus at the level of meeting (and not performing at a higher or lower threshold) shall be expressed as a multiple of Executive’s Base Salary (the “Target Bonus”).

4. Equity Compensation Grants: All equity compensation grants, including, but not limited to, stock options and restricted stock (“Equity Grants”) shall be governed by the terms of an agreement setting forth the terms and conditions of the Equity Grant. Notwithstanding any other provision to the contrary contained in any agreement evidencing any current or future Equity Grant (and to the extent that such provisions are not already contained in such agreements precisely as set forth hereunder), each such agreement may incorporate this Agreement by reference and shall be deemed to include each of the additional provisions set forth below. The rights provided by this Section 4 shall be in addition to any rights granted to Executive under any such agreement.

(a) Acceleration of Equity Compensation Vesting Upon Non-Assumption. In the event of a Change in Control, each Equity Grant held by Executive, to the extent then outstanding, shall become fully vested and exercisable immediately prior to but conditioned upon the consummation of the Change in Control, except to the extent that the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), (A) assumes or continues in effect the Company’s rights and obligations under such Equity Grant, (B) substitutes for such Equity Grant a substantially equivalent right for the Acquiror’s stock or (C) replaces such Equity Grant with a cash incentive program pursuant to which Executive is to be paid for each share of the Company’s common stock subject to such option or award immediately prior to the consummation of the Change in Control and in accordance with the same vesting schedule applicable to such Equity Grant (including any subsequent acceleration of vesting determined under any other Section of this Agreement) an amount equal to the excess of the fair market value of the consideration paid by the Acquiror for each share of the common stock of the Company outstanding immediately prior to the consummation of the Change in Control over the per share exercise price of such option.

(b) Acceleration of Equity Compensation Grant Vesting Upon Involuntary Termination During a Change in Control Period. If Executive’s employment with the Company terminates as a result of an Involuntary Termination occurring during the Change in Control Period, then (A) each Equity Grant held by Executive, to the extent then outstanding, shall become fully vested and exercisable (and any forfeiture provision shall lapse) in full as of the later of the date of Executive’s termination of employment or the last day following Executive’s execution of the Release on which Executive may revoke such Release under its terms and shall remain exercisable in full until the first to occur of the expiration of a period of three months following the date on which Executive’s employment terminated or the expiration of the term of such Equity Grant.

(c) Acceleration of Equity Compensation Grant Vesting Upon Death. If Executive’s employment with the Company terminates due to Executive’s death, then (A) each Equity Grant held by Executive, to the extent then outstanding, shall become fully vested and exercisable (and any forfeiture provision shall lapse) in full as of the date of Executive’s death. The Equity Grants shall be exercisable by the estate of the Executive in accordance with the time periods and procedures set forth in the Equity Grant agreement.

5. Effect of Termination of Employment.

(a) Voluntary Termination, Death or Disability: In the event of Executive’s voluntary termination from employment with the Company, Executive shall be entitled to no compensation or benefits from the Company other than those earned under Section 3 through the date of his termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination. In the event that Executive’s employment terminates as a result of his/her death or disability, Executive shall be entitled to a pro-rata share of the Target Bonus (presuming performance meeting, but not exceeding, target performance goals) in addition to all compensation and benefits earned under Section 3 through the date of termination.

(b) Termination for Cause: If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to no compensation or benefits from the Company other than those earned under Section 3 through the date of his termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination. In the event that the Company terminates Executive’s employment for Cause, the Company shall provide written notice to Executive of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an Involuntary Termination. However, if, within thirty days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company shall provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, and the Company will pay no severance.

(c) Involuntary Termination During Change in Control Period: If Executive’s employment with the Company terminates as a result of a Change in Control Period Involuntary Termination, then, in addition to any other benefits described in this Agreement, Executive shall receive the following:

(i) all compensation and benefits earned under Section 3 through the date of Executive’s termination of employment;

(ii) a pro-rata share of the Target Bonus if, and only to the extent that, the Company has met its target performance objectives for the year to date;

(iii) a lump sum payment equivalent to [three years’ (for CEO and President)][two years’ (for all other executive officers)] Base Salary (as it was in effect immediately prior to the Change in Control);

(iv) a lump sum payment equivalent to the greater of: (i) [three times (for CEO and President)][two times (for all other executive officers)] the bonus paid under the Performance Bonus Plan for the year immediately prior to the year in which the Change in Control occurred; or (ii) [three years’ (for CEO and President)][two years’ (for all other executive officers)] Target Bonus under the Performance Bonus Plan in effect immediately prior to the year in which the Change in Control occurs; and

(v) reimbursement for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by the Company for a period of the earlier of: (i) [three years (for CEO and President)][two years (for all other executive officers)]; or (ii) the time Executive begins alternative employment. It shall be the obligation of Executive to inform the Company that new employment has been obtained.

The amount payable to Executive under subsections (ii) through (iv), above, shall be paid to Executive in a lump sum on the later of thirty (30) days following the later of Executive’s termination of employment or the last day following Executive’s execution of the Release or on which Executive may revoke such Release under its terms. The amounts payable under subsection (v) shall be paid monthly during the reimbursement period, provided that Executive has executed the Release and any revocation period has run.

(d) Equalization Payment: If Executive’s employment with the Company terminates as a result of an Involuntary Termination occurring during the Change in Control Period, then, in addition to the benefits described in subsection (c) above (the “Change in Control Severance Benefits”), the Company will also pay Executive a tax equalization payment, which shall be in an amount which, when added to the other amounts payable, will place Executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor statue of similar import, did not apply to any of the Change in Control Severance Benefits. The amount of this tax equalization payment shall be determined by Company’s independent accountants and shall be payable to Executive at the same time as the other severance payments under this Section 5. The Compensation Committee of the Board of Directors will review the appropriateness of any such payment for each calendar year beginning on or after January 1, 2005 and will determine whether to maintain this provision by resolution adopted on or before December 31 of the preceding year. In the event no such resolution is adopted, this equalization payment provision will remain in effect. However, in the event that the Change in Control Severance Benefits exceed the minimum amount required to impose the excise tax penalty of Section 4999 of the Code (the “Threshold 280G Amount”) by an amount equal to or less than ten percent of the Threshold 280G Amount, then the Change in Control Severance Benefits shall be reduced so that they total one dollar less than the Threshold 280G Amount.

(e) Termination without Cause in the Absence of Change in Control: In the event that Executive’s employment terminates as a result of a Non Change in Control Period Involuntary Termination, then Executive shall receive the following benefits:

(i) all compensation and benefits earned under Section 3 through the date of Executive’s termination of employment;

(ii) a pro-rata share of the Target Bonus if, and only to the extent that, the Company has met its target performance objectives for the year to date;

(iii) a lump sum payment equivalent to [two years’ (for CEO only)][one year’s (for all other executive officers)] Base Salary; and

(iv) a lump sum payment equivalent to the greater of: (i) [two times (for CEO only)][one times (for all other executive officers] the bonus paid under the Performance Bonus Plan for the year immediately prior to the year in which the Non Change in Control Period Termination occurred; or (ii) [two years’ (for CEO only)][one year’s (for all other executive officers)] Target Bonus under the Performance Bonus Plan in effect immediately prior to the year in which the Non Change in Control Period Termination occurs: and

(v) reimbursement for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by the Company for a period of the earlier of: (i) [two years (for CEO only)][one year (for all other executive officers)]; or (ii) the time Executive begins alternative employment. It shall be the obligation of Executive to inform the Company that new employment has been obtained.

The amount payable to Executive under subsections (ii) through (iv) above shall be paid to Executive in a lump sum within thirty (30) days following the later of Executive’s termination of employment or the last day following Executive’s execution of the Release or on which Executive may revoke such Release under its terms. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period, provided that Executive has executed the Release and any revocation period has run.

(e) Resignation from Positions: In the event that Executive’s employment with the Company is terminated for any reason, on the effective date of the termination Executive shall simultaneously resign from each position he holds on the Board and/or the board of directors of any of the Company’s affiliated entities and any position Executive holds as an officer of the Company or any of the Company’s affiliated entities.

6. Certain Definitions: For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Cause” shall mean any of the following:

(i) Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any employment or Company records;

(ii) Executive’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or commission of an act that involves moral turpitude;

(iii) Executive’s intentional failure to perform stated duties;

(iv) Executive’s improper disclosure of the Company’s confidential or proprietary information;

(v) any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on the Company’s reputation or business; or

(vi) any material breach by Executive of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i) (X) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities other than the acquisition of the Company’s Common Stock by a Company-sponsored employee benefit plan or through the issuance of shares sold directly by the Company to a single acquiror; or (Y) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing less than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities, but in connection with the person’s acquisition of securities the person acquires the right to terminate the employment of all or a portion of the Company’s management team;

(ii) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

(iii) a change in the composition of the Board occurring within a period of twenty-four (24) consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors;

(iv) effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or

(v) a liquidation or dissolution of the Company.

The Incumbent Directors shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company, which, in the aggregate, would result in a Change of Control, are related, and its determination shall be final, binding and conclusive.

(c) “Change in Control Period” shall mean the period commencing on the earlier of: (i) sixty (60) days prior to the date of consummation of the Change in Control;(ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two year anniversary date of the consummation of the Change in Control.

(d) “Change in Control Period Good Reason” shall mean any of the following conditions, first occurring during a Change in Control Period:

(i) a decrease in Executive’s Base Salary and/or a decrease in Executive’s Target Bonus (as a multiple of Executive’s Base Salary) under the Performance Bonus Plan or employee benefits other than as part of any across-the-board reduction applying to all senior executives and not resulting in those senior executives receiving lesser benefits than similarly situated executives of an acquiror;

(ii) a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change. For purposes of this subsection, in addition to any other change in title, authority, responsibilities or duties, the following changes shall constitute an event of “Good Reason”: (i) an individual who held a position in an independent, publicly held company prior to the Change in Control holds a position in a subsidiary company following the Change in Control; and (ii) an individual who reported directly to the COO, CEO or Board of Directors of a publicly held company prior to the Change in Control reports to an individual or entity that is not, respectively, the COO, CEO or Board of Directors of a publicly held company.

(iii) the relocation of Executive’s principle workplace to a location greater than fifty (50) miles from the prior workplace;

(iv) any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(v) any failure of the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(vi) any purported termination of Executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable, described in Section 6(a)(vi), above.

(e) “Non Change in Control Period Good Reason” shall mean any of the following conditions first occurring outside of a Change in Control Period and occurring without Executive’s written consent:

(i) a decrease in Executive’s total cash compensation opportunity (adding Base Salary and Target Bonus) of greater than 20%;

(ii) a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change. For purposes of this subsection, a material, adverse change shall not occur merely by a change in reporting relationship; or

(iii) any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(f) “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(g) “Change in Control Period Involuntary Termination” shall mean the occurrence of either of the following during a Change in Control Period:

(i) termination by the Company of Executive’s employment with the Company for any reason other than Cause; or

(ii) Executive’s resignation from employment for Change in Control Period Good Reason within six (6) months following the occurrence of the event constituting Change in Control Period Good Reason.

For the purposes of any determination regarding the existence of Good Reason hereunder, any claim by Executive that Change in Control Period Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Change in Control Period Good Reason does not exist, and the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership. The effective date of any Change in Control Period Involuntary Termination shall be the date of notification to the Executive of the termination of employment by the Company or the date of notification to the Company of the resignation from employment by the Executive for Change in Control Period Good Reason.

(h) “Non Change in Control Period Involuntary Termination” shall mean the occurrence of either of the following occurring outside a Change in Control Period:

(i) termination by the Company of Executive’s employment with the Company for any reason other than Cause; or

(ii) Executive’s resignation from employment for Non Change in Control Period Good Reason within six (6) months following the occurrence of the event constituting Non Change in Control Period Good Reason.

For the purposes of any determination regarding the existence of Non Change in Control Period Good Reason hereunder, Executive shall bear the burden of demonstrating that an event of Non Change in Control Period Good Reason has occurred. Only the Board, acting as a majority, may determine that an event of Non Change in Control Period Good Reason has occurred; the Board must act within five business days of such notification, or the Executive’s claim shall be deemed valid. The effective date of any Non Change in Control Period Involuntary Termination shall be the date of notification to the Executive of the termination of employment by the Company or the date of notification to the Company of the resignation from employment by the Executive for Non Change in Control Period Good Reason.

(h) “Release” shall mean a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in a form reasonably acceptable to the Company.

7. Employee Inventions and Proprietary Rights Assignment Agreement; Insider Trading Policy: Executive agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement and the Company’s Insider Trading Policy, as it may be amended from time to time.

8. Agreement Not To Compete; Return of Company Property: Executive agrees that in the event of his termination at any time and for any reason, he shall not compete with the Company in any unfair manner, including, without limitation, using any confidential or proprietary information of the Company to compete with the Company in any way. Upon termination of employment for any reason, Executive shall immediately deliver to the Company all documents, property, and other records of the Company or any affiliate of the Company, and all copies thereof, within Executive’s possession, custody or control. Further, in the event that Executive’s employment is terminated as a result of his/her voluntary termination, Executive agrees that for a period of one year following the date of termination he/she will not accept employment, or perform services as a consultant or independent contractor, for any of the following entities or their successors: Ameritrade, Charles Schwab & Co., Fidelity Investments, Scottrade, Inc. or TD Waterhouse Group, Inc.,

9. Non-Solicitation: Executive agrees that for a period of one year after the date of the termination of his employment for any reason, he shall not, either directly or indirectly, solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity.

10. Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in [city of primary residence],[state of primary residence] in accordance with its National Employment Dispute Resolution rules. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise born by a plaintiff in a court proceeding.

11. Attorneys’ Fees: The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

12. General.

(a) Successors and Assigns: The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

(b) Amendments; Waiver: No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Notices: Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by overnight delivery with receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph.

Mailed notices to Executive shall be addressed as follows:

Mailed notices to the Company shall be addressed as follows:

E*TRADE Financial Corporation

671 North Glebe Road

Arlington, VA 22203

Attention: General Counsel

(d) Entire Agreement: This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment, with the exception of (i) the agreement described in Section 7 and (ii) any stock option, restricted stock or other Company stock-based award agreements between Executive and the Company to the extent not modified by this Agreement. This Agreement (including the documents described in (i) and (ii) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by the Company.

(e) Withholding Taxes: All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f) Counterparts: This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g) Headings: Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(h) Savings Provision: To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

(i) Construction: The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j) Further Assurances: From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.

(k) Governing Law: Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Date:	E*TRADE Financial Corporation

By:

Date:
By: